UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

OCTAGON CREDIT INVESTORS, LLC

GRETCHEN LAM

LAUREN LAW

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

Octagon Credit Investors, LLC (“Octagon”), together with the other participants named herein, has filed a definitive proxy statement on Schedule 14A and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust, scheduled to be held on July 30, 2026.

On July 22, 2026, Octagon issued the following press release:

Octagon Responds to XFLT Board’s Latest Efforts to Mislead Shareholders

Notes that ISS Recognized that, No Matter Which Peer Set Is Used, XFLT Has Outperformed Under Octagon’s Stewardship

Reiterates that Total NAV Return Is Approximately 40% Since the Fund’s Inception

Believes XFLT Shareholders Should Expect the Board to Make Good Decisions, Not Merely Ones that ISS Characterizes as “Not Indefensible”

Octagon Has the Only Plan to Narrow the Gap Between Price and NAV

Urges Shareholders to Vote AGAINST the New Sub-Adviser Proposal

NEW YORK, NY – July 22, 2026 – Octagon Credit Investors, LLC (“Octagon,” “we” or “our”), a leading credit-focused asset manager with over 30 years of experience, today issued the following statement responding to the latest misleading claims made by XAI Floating Rate & Alternative Income Trust (NYSE: XFLT) (formerly, XAI Octagon Floating Rate & Alternative Income Trust) (the “Fund” or “XFLT”). Yesterday, Institutional Shareholder Services (“ISS”) said the Board’s plan was “not indefensible.” Notably, ISS did not say the Board’s proposed change of sub-adviser would help create value for shareholders.

Octagon issued the following statement:

Once again, XFLT’s Board of Trustees (“Board”) is misleading shareholders. This time, it claims that ISS has “recognized” its diligence process and endorsed its bewildering decision to change investment advisers.

However, ISS acknowledged that, “[n]o matter which peer set is used, the fund outperformed based on TSR [total shareholder return] over the one, three, and five years.”1 Total NAV return, another appropriate measure of shareholder value, is approximately 40% since inception of the Fund. It is discouraging that the Board continues to ignore both TSR and Total NAV return in favor of a misleading NAV measure that excludes distributions.

ISS ultimately only concluded that the Board’s process was “not unreasonable” and its decision was “not indefensible”—hardly a ringing affirmative endorsement of the Board’s judgment or its proposed new sub-adviser.

Notably, ISS did not suggest that changing XFLT’s sub-adviser would close the Fund’s discount to NAV. Seemingly, that is because even the Board does not claim the change in sub-adviser will do so.

While the Board’s proposal to change sub-advisers may be “not indefensible,” it is certainly not the optimal plan.

The Board instead has chosen the most disruptive approach—charging the same management fees while handing the investment decision-making authority to an unproven manager whose parent company is reportedly facing poor performance, an exodus of partners and senior personnel and significant client withdrawals.2 That the proposed new sub-adviser plans to rely on “dynamic” trading to close the discount to NAV is both inadequate and deepens our concern that it, the Fund’s adviser, XA Investments LLC (“XAI”), and the Board are unprepared for the task ahead.

[1]	Octagon has neither sought nor obtained consent from ISS to use previously published information in this press release.

[2]	Source: Katherine Burton, “King Street Restricts Client Withdrawals From Its Hedge Fund,” Bloomberg, July 15, 2026.

We have a better plan that minimizes disruption and maximizes the value of XFLT. We believe the best path forward is to:

1.	Reduce the Fund’s management fee from 1.7% to 1.3%;

2.	Conduct a significant tender offer and/or undertake other proven measures to drive the price to fair value;

3.	Simplify the Fund’s management structure by appointing Octagon as the primary adviser (without a sub-adviser); and

4.	Replace the incumbent trustees with individuals who share our dedication to shareholder interests and to closing the trading discount to NAV.

XAI and the existing Board do not support lower fees and have offered no credible plan to help close the gap between the stock price and NAV.

We encourage you to vote AGAINST the change in sub-advisers to send a message to the Board to appoint Octagon as the adviser, lower fees and conduct transactions that will close the price-to-NAV discount. We expect the Board to hear the will of shareholders and act appropriately to end the disruption this Board has initiated.

Shareholders with questions or who need assistance voting their proxy card AGAINST the New Sub-Adviser Proposal should contact Octagon's proxy solicitor:

Saratoga Proxy Consulting LLC

(212) 257-1311 | (888) 368-0379 (toll-free)

info@saratogaproxy.com

Advisors

Sidley Austin LLP is serving as legal counsel to Octagon. Spotlight Advisors LLC is providing strategic and financial advice to Octagon and Gagnier Communications is providing communications advice. Saratoga Proxy Consulting is serving as Octagon’s proxy solicitor.

About Octagon Credit Investors

Founded in 1994, Octagon Credit Investors is a $32 billion asset manager specializing in broadly syndicated loan, structured credit, multi-asset credit, and direct lending strategies. Octagon’s disciplined, time-tested investment process relies on fundamental credit analysis and active portfolio management to generate attractive risk-adjusted performance for its clients.

Octagon is majority-owned by Conning,3 a leading global investment management firm with a long history of serving insurance companies and other institutional investors. Octagon and Conning are part of Generali Investments,4 a platform of asset management firms operating in more than 20 countries, offering distinctive strategies in public and private markets and expert insights to help investors achieve long-term performance. Generali Investments is the asset management arm of the Generali Group, one of the world's largest insurance and asset management players.

For more information, please visit www.octagoncredit.com.

[3]	Conning, Inc., Goodwin Capital Advisers, Inc., Conning Investment Products, Inc., a FINRA-registered broker-dealer, Conning Asset Management Limited, Conning Asia Pacific Limited, Octagon Credit Investors, LLC, Global Evolution Holding ApS and its subsidiaries, and Pearlmark Real Estate, L.L.C. and its subsidiaries are all direct or indirect subsidiaries of Conning Holdings Limited (collectively, “Conning”) which is one of the family of companies whose controlling shareholder is Generali Investments Holding S.p.A. (“GIH”) a company headquartered in Italy. Assicurazioni Generali S.p.A. is the ultimate controlling parent of all GIH subsidiaries.

[4]	With €736.1 billion in assets under management (as of December 31, 2025), Generali Investments is the holding company that brings together several asset management companies on one platform, offering a portfolio of specialized expertise across various countries. Generali Investments is part of the Generali Group, founded in 1831 in Trieste, Italy. For further information, visit generali-investments.com.

Important Information

Octagon Credit Investors, LLC (“Octagon”), together with Gretchen Lam and Lauren Law (collectively, the “Participants”), has filed a definitive proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the “Fund”) scheduled to be held on July 30, 2026.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE FUND TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE BLUE PROXY CARD, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contact

Riyaz Lalani / Dan Gagnier

Gagnier Communications

Octagon@gagnierfc.com

(646) 342-8087

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